Exhibit 1A-11

Consent of Independent Auditors

We consent to the use in this Offering Statement on Form 1-A of East Bay Permanent Real Estate Cooperative, Inc. of our report dated April 26, 2022, relating to the financial statements of East Bay Permanent Real Estate Cooperative, Inc. as of December 31, 2021 and 2020, and for the years then ended; and to the reference of our firm under the heading “Experts” in the Offering Circular, which is part of this Offering Statement.

Wegner CPAs, LLP

Madison, Wisconsin

August 25, 2022

608.274.4020 | wegnercpas.com